Exhibit (l)

[Letterhead of Morris Nichols Arsht & Tunnell LLP]

April 19, 2019

BlackRock Health Sciences Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock Health Sciences Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to BlackRock Health Sciences Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of up to five million Shares of the Trust to be offered pursuant to the Registration Statement (as defined below) (the “Offered Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated as of January 19, 2005 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: the Trust’s Registration Statement on Form N-2 (Registration Nos. 333-230158 and 811-21702) as filed on March 8, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as amended by Pre-Effective No. 1 under the Securities Act and Amendment No. 11 under the Investment Company Act on Form N-2/A of the Trust to be filed with the Commission on or about the date hereof (as so amended, the “Registration Statement”), including the Prospectus of the Trust included in the Registration Statement (the “Prospectus”); the Second Amended and Restated Distribution Agreement (the “Distribution Agreement”) between the Trust and BlackRock Investments, LLC; the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on January 19, 2005 (the “Trust Certificate”); the Governing Instrument; resolutions of the Board of Directors/Trustees of the BlackRock Closed-End Funds prepared for adoption at a meeting held on November 7, 2013 (the “ATM Offering Resolutions”); resolutions of the Board of Directors/Trustees of the BlackRock Fixed-Income Complex prepared for adoption at a meeting held on February 7, 2019 (the “February Resolutions”); the Written Consent of the Executive Committee of the Board of Trustees of the Trust (the “Consent” and, together with the ATM Offering Resolutions, the February 2019 Resolutions and the Consent, the “Resolutions”); and

BlackRock Health Sciences Trust

April 19, 2019

the Amended and Restated Bylaws of the Trust effective as of October 28, 2016 (the “Bylaws” and, together with the Governing Instrument, the Registration Statement (including the Prospectus), the Distribution Agreement, the Trust Certificate and the Resolutions, the “Governing Documents”). In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the due adoption by the Trustees and the Executive Committee, as applicable, of the Resolutions and compliance with any requirements of the Investment Company Act) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for the Shares (including the Offered Shares), and the application of such consideration, as provided in the Governing Documents, and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares (including the Offered Shares); (iv) that no event has occurred that would cause a termination or dissolution of the Trust or any series or class thereof; (v) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act; (vi) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (viii) the taking of all appropriate action by the Trustees to designate the series and classes of the Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument; (ix) that the Shares referenced in the Prospectus are the Offered Shares; and (x) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no documents, facts or circumstances that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

BlackRock Health Sciences Trust

April 19, 2019

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Offered Shares, when issued and delivered in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued and fully paid, and non-assessable Shares (except to the extent that under Section 3.8 of the Governing Instrument, the Trustees have the power to cause each Shareholder or each Shareholder of any particular series to pay directly, in advance or arrears, for certain charges of the Trust’s custodian or transfer, Shareholder servicing or similar agent, a pro rata amount as defined from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder).

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder or any person or entity granted reliance in the following sentence) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent; provided, that in the event that Willkie Farr & Gallagher LLP delivers its opinion to the Trust on or about the date hereof, which opinion addresses any matters of Delaware law addressed herein, it may rely on this opinion in connection therewith.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering Louis G. Hering